Exhibit 99.1

Fathom Holdings Inc. Announces Pricing of Initial Public Offering

CARY, N.C., July 30, 2020 — Fathom Holdings Inc. (the “Company”), a holding company that primarily operates through its wholly owned subsidiary, Fathom Realty Holdings, LLC, a national, cloud-based, real estate brokerage, today announced the pricing of its initial public offering of 3,430,000 shares of its common stock at a public offering price of $10 per share. The common stock is expected to begin trading on the Nasdaq Capital Market under the ticker symbol “FTHM” on Friday, July 31, 2020. The offering is expected to close on or about August 4, 2020. The Company expects to use the net proceeds of the offering for general corporate purposes, which may include financing growth, developing new services and funding capital expenditures, acquisitions, and investments.

The underwriter has an option to purchase up to an additional 514,500 shares of common stock (including up to 187,500 issued and outstanding shares from a selling shareholder) at the initial public offering price, less the underwriting discount, within 45 days from the date of the offering. The Company will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

Roth Capital Partners is acting as sole manager of the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on July 30, 2020. This registration statement can be obtained by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or email rothecm@roth.com.

About Fathom Holdings Inc.

Fathom Holdings Inc. is the parent company of Fathom Realty Holdings, LLC, which is a national, virtual, full-service real estate brokerage that leverages proprietary cloud-based software called IntelliAgent to operate a Platform as a Service model (PaaS) for the residential real estate industry. Fathom offers real estate professionals 100% commission, small flat-fee transaction costs, support and training, all powered by best in class operational efficiencies. For more information visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contacts:
Roger Pondel/Laurie Berman

PondelWilkinson Inc.

investorrelations@fathomrealty.com

(310) 279-5980

Marco Fregenal
President and CFO
investorrelations@fathomrealty.com
(888) 455-6040

# # #